Exhibit 23 (a)

                               Consent of KPMG LLP


        The Board of Directors
        Southern Financial Bancorp, Inc.


        We consent to the incorporation by reference in Registration Statement Nos. 33-80285 and 33-80287 on Form S-8, and 333-00916 on Form S-3 of
        Southern Financial Bancorp, Inc. of our report dated February 2, 1999, relating to the consolidated balance sheets of Southern Financial Bancorp as of December 31, 1998 and 1997, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows for the years then ended, which report appears in the December 31, 1998 annual report on Form 10-K of Southern Financial Bancorp, Inc.


        KPMG LLP
        Washington, D.C.
        March 30, 1999